Exhibit 10.1

200 Park Ave
New York, NY 10166

Steven A. Kandarian

Chairman of the Board,
President and Chief Executive Officer

CONFIDENTIAL

May 22, 2017

Ms. Susan Podlogar
[address redacted]

Dear Susan,

I am pleased to offer you the following sign-on payments in connection with the beginning of your employment with MetLife Group, Inc. in the position of Executive Vice President and Chief Human Resources Officer, subject to the approval of MetLife’s Compensation Committee and Board of Directors.

Sign-On Payments

Based on the information you provided us, we understand you will forfeit certain compensation awards from your current employer if you accept employment with us. With the understanding you shall be joining MetLife midway through the 2017 performance year and as a result, will not be considered for full incentive compensation awards for this performance year, I will recommend to MetLife’s Compensation Committee and Board of Directors that you be offered the following, subject to appropriate verification of loss/forfeiture and your actual start date:

•	A one-time cash sign-on payment of up to $700,000 paid to you in February, 2018 to address the forfeit of compensation from your current employer that would otherwise vest in February, 2018.

•	A one-time cash sign-on payment of up to $500,000 paid to you in February, 2019 to address the forfeit of compensation from your current employer that would otherwise vest in Febrary, 2019.

Each of these cash sign-on payments will be paid to you in a lump sum less applicable taxes and other required withholding. Payments will be made to you only if you maintain continuous employment and satisfactory performance through each payment date. In the event you voluntarily terminate your employment for any reason whatsoever or your employment is terminated for cause within 24 months of each payment, you will repay the full amont of this payment to MetLife to the extent permissible under law. You may not defer these payments.

Relocation Disbursement

In consideration of your commuting situation, you will be eligible up until December 31, 2018 for a relocation disbursement in the amount of $150,000 less applicable taxes and other required withholding, to be paid in a lump sum. In order to receive the lump sum, you must be actively employed at the time of payment, and provide documentation showing that you have sold your current New Jersey primary residence and established a new primary residence offering a shorter commute to MetLife’s headquarters at 200 Park Avenue in New York City. You will not have the opportunity to defer this payment. Should you voluntarily terminate your employment within 24 months of the date of payment of the relocation allowance, you must reimburse MetLife for this payment.

Other Terms

This is not an employment contract, and does not represent a guarantee of continued employment for any period of time. Employment at MetLife is “employment at will,” which means that either you or MetLife may terminate the relationship at any time with or without cause or notice. For the avoidance of doubt, this letter supersedes any and all other correspondence or oral statements previously provided to you on the subject of sign-on payments from MetLife and such other correspondence or statements are hereby null and void and of no further effect.

Sincerely,	I accept this job offer.
Susan M. Podlogar
/s/ Steven A. Kandarian	Name (printed)
Steven A. Kandarian
Chairman, President & Chief
Executive Officer	5/24/2017
Date

/s/ Susan M Podlogar
(Signature)

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